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                                                                Exhibit 15.1

January 10, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen:


We acknowledge our awareness of the incorporation by reference and use in this Registration Statement of our reports dated May 13, 1996 and August 13, 1996 related to our review of unaudited interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such reports are not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant, within the meaning of Sections 7 and 11 of that Act.


                                        Very truly yours,



                                        /s/ KPMG Peat Marwick LLP